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                                   Exhibit 21

                              List of Subsidiaries


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Name of Subsidiary                   State of Inc   Name Doing Business Under

Royal CF Corp.                       NY             Royal Canadian Pancake House Restaurant

Royal Canadian 2286 Broadway, Inc.   NY             Royal Canadian Pancake House Restaurant

RCF 180 Third Avenue Corp.           NY             Royal Canadian Pancake House Restaurant

Hudson Street RCF Corp.              DE             None - Inactive

RCF South Beach Corp.                DE             Prairie Foods, LLC

RCF Lincoln Corp.                    DE             None - Inactive

Begare Enterprises, Inc.             FL             Royal Canadian Womlett House Restaurant

Yoystra Enterprises, Inc.            FL             Royal Canadian Pancake House Restaurant
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